Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                        Walter Ida

(808) 946-1400

Territorial Bancorp Inc.

Announces 2014 Results

•                  2014 diluted earnings per share $1.51, up from $1.49 for 2013.

•                  Net interest income for 2014 rose by $3.6 million compared to 2013.

•                  Net interest income for the fourth quarter increased by $565,000, compared to the fourth quarter of 2013.

•                  Board of Directors declares dividend of $0.16 per share.

•                  Total dividends per share of common stock rose by 12.9% in 2014 to $0.70 cents per share.

•                  Loans grew by 13.0% in 2014 to $968.2 million at December 31, 2014.

•                  Deposits rose by 5.5% in 2014 to $1.360 billion at December 31, 2014.

Honolulu, Hawaii, January 26, 2015 - Territorial Bancorp Inc. (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.5 million or $0.37 per basic and diluted share for the three months ended December 31, 2014, compared to $3.5 million or $0.37 per basic and diluted share for the three months ended December 31, 2013.    Loans grew by 4.6 % during the three months ended December 31, 2014 and by 13.0% for the year ended December 31, 2014.  Deposits rose by 5.5% in 2014.  During the year, the Company successfully completed its fifth share repurchase program and also commenced its sixth share repurchase program.

The Company also announced that its Board of Directors approved a quarterly cash dividend on its common stock of $0.16 per share.  The dividend is expected to be paid on February 23, 2015 to stockholders of record as of February 9, 2015.

Allan Kitagawa, Chairman and Chief Executive Officer, said “We have been very successful in increasing our net interest income and the size of our loan portfolio in 2014.  We are working to improve our shareholder returns by continuing our stock repurchase program and paying dividends.  I am pleased to announce that in addition to the $0.10 per share special dividend paid in December 2014, we will be paying a quarterly dividend of $0.16 per share.”

Quarterly Results:

Interest Income

Net interest income increased to $13.5 million for the three months ended December 31, 2014 from $13.0 million for the three months ended December 31, 2013.  Total interest and dividend income was $15.1 million for the three months ended December 31, 2014 compared to $14.4 million for the three months ended December 31, 2013. The $668,000 increase in interest and dividend income was primarily due to an increase of $1.0 million in interest earned on loans that occurred because of growth in the loan portfolio. This was partially offset by a $397,000 reduction in interest earned on investment securities that occurred because of a decrease in the size of the investment portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.6 million for the three months ended December 31, 2014 compared to $1.5 million for the three months ended December 31, 2013.  The increase in interest expense was primarily due to a $71,000 increase in interest expense on deposits and a $32,000 increase of interest expense on securities sold under agreements to repurchase.  During the fourth quarter of 2014, there was a provision of $172,000 for loan losses compared to a credit of $8,000 to the provision for loan losses for the quarter ended December 31, 2013.  The increase in loan loss provisions occurred primarily because of growth in the loan portfolio.

Noninterest Income

Noninterest income was $1.1 million for the three months ended December 31, 2014 compared to $1.7 million for the three months ended December 31, 2013.  The reduction in noninterest income was primarily due to a $400,000 decrease in gain on sale of securities, a decrease of $121,000 in services fees on loan and deposit accounts, a decrease of $38,000 in gain on sale of loans and a $29,000 decrease on income on bank-owned life insurance.

Noninterest Expense

Noninterest expense decreased to $8.6 million for the three months ended December 31, 2014 as compared to $9.0 million for the three months ended December 31, 2013.  The decrease in noninterest expense was primarily due to lower salaries and employee benefits, equipment expenses and other general and administrative expenses which was partially offset by increases in occupancy and FDIC insurance premiums.

Year Ended December 31, 2014 Results:

For the year ended December 31, 2014 net interest income was $53.5 million compared to $49.9 million for the year ended December 31, 2013.  Total interest and dividend income increased to $59.6 million for the year ended December 31, 2014 from $56.2 million for the year ended December 31, 2013 primarily because of an increase in interest income on loans that occurred because of growth in the loan portfolio.  Total interest expense decreased to $6.1 million for the year ended December 31, 2014 from $6.3 million for the year ended December 31, 2013, primarily due to a decrease in interest paid on securities sold under agreements to repurchase.  This was partially offset by an increase in interest expense on deposits that occurred because of growth in total deposits.  Provision for loan losses increased to $360,000 for the year ended December 31, 2014 compared to $39,000 for the year ended December 31, 2013 primarily because of growth in the loan portfolio.

Noninterest income was $5.2 million for the year ended December 31, 2014 compared to $8.7 million for the year ended December 31, 2013.  This decrease in noninterest income was primarily due to decreases in gains on sale of investment securities, gains on sales of loans and service fees on loan and deposit accounts.

Noninterest expense was $35.3 million for the year ended December 31, 2014 compared to $35.1 million for the year ended December 31, 2013.  The increase in noninterest expense was primarily due to increases in occupancy and equipment expenses.

Net income for 2014 was $14.1 million compared to $14.6 million earned in 2013.  The decline in net income can be attributed primarily to a decrease in non-interest income which was partially offset by an increase in net interest income.

Assets and Equity

Total assets increased to $1.692 billion at December 31, 2014 from $1.617 billion at December 31, 2013. Loans receivable grew to $968.2 million at December 31, 2014 from $856.5 million at December 31, 2013 as new loan originations exceeded loan repayments and loan sales.  Investment securities decreased to $572.9 million at December 31, 2014 from $613.4 million at December 31, 2013 as repayments and sales exceeded new security purchases.  The growth in loans receivable was funded by an increase in deposits and repayments on investment securities.  Deposits grew to $1.360 billion at December 31, 2014 from $1.289 billion at December 31, 2013.  Total stockholders’ equity increased to $216.4 million at December 31, 2014 from $212.1 million at December 31, 2013.  The increase in stockholders’ equity was primarily due to 2014 earnings which was partially offset by dividend payments and by the cost of shares repurchased in the Company’s stock repurchase programs. Since becoming a public company in 2009 through December 31, 2014, the Company has repurchased 2,749,789 shares, compared to 2,528,259 shares as of December 31, 2013.

Asset Quality

Total delinquent loans past due and not accruing totaled $758,000 (4 loans) at December 31, 2014, compared to $1.6 million (5 loans) at December 31, 2013.  Non-performing assets totaled $4.5 million at December 31, 2014 compared to $6.0 million at December 31, 2013.  The ratio of non-performing assets to total assets of 0.26% at December 31, 2014 continues to remain one of the lowest in the country.  The allowance for loan losses at December 31, 2014 was $1.7 million and represented 0.17% of total loans.  At December 31, 2013, the allowance for loan losses was $1.5 million and represented 0.17% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013
Interest and dividend income:
Investment securities	$4,697	$5,094	$19,752	$18,941
Loans	10,300	9,286	39,620	36,982
Other investments	90	39	243	252
Total interest and dividend income	15,087	14,419	59,615	56,175
Interest expense:
Deposits	1,142	1,071	4,474	4,296
Advances from the Federal Home Loan Bank	67	67	266	302
Securities sold under agreements to repurchase	346	314	1,378	1,684
Total interest expense	1,555	1,452	6,118	6,282
Net interest income	13,532	12,967	53,497	49,893
Provision (reversal of allowance) for loan losses	172	(8)	360	39
Net interest income after provision for loan losses	13,360	12,975	53,137	49,854
Noninterest income:
Service fees on loan and deposit accounts	444	565	2,022	2,232
Income on bank-owned life insurance	263	292	1,060	1,066
Gain on sale of investment securities	216	616	1,263	3,450
Gain on sale of loans	113	151	396	1,541
Other	106	98	436	427
Total noninterest income	1,142	1,722	5,177	8,716
Noninterest expense:
Salaries and employee benefits	4,870	5,333	20,932	21,015
Occupancy	1,456	1,394	5,761	5,365
Equipment	926	948	3,701	3,524
Federal deposit insurance premiums	206	196	808	770
Other general and administrative expenses	1,160	1,175	4,106	4,403
Total noninterest expense	8,618	9,046	35,308	35,077
Income before income taxes	5,884	5,651	23,006	23,493
Income taxes	2,430	2,137	8,909	8,846
Net income	3,454	3,514	$14,097	$14,647

Basic earnings per share	$0.37	$0.37	$1.53	$1.51
Diluted earnings per share	$0.37	$0.37	$1.51	$1.49
Cash dividends declared per common share	$0.26	$0.24	$0.70	$0.62
Basic weighted-average shares outstanding	9,273,524	9,415,999	9,211,409	9,711,233
Diluted weighted-average shares outstanding	9,426,484	9,591,430	9,317,323	9,844,942

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	12/31/2014	12/31/2013
ASSETS
Cash and cash equivalents	$75,060	$75,365
Investment securities held to maturity, at amortized cost (fair value of $586,710 and $598,007 at December 31, 2014 and 2013, respectively)	572,922	613,436
Federal Home Loan Bank stock, at cost	11,234	11,689
Federal Reserve Bank stock, at cost	2,925	—
Loans held for sale	1,048	2,210
Loans receivable, net	968,212	856,542
Accrued interest receivable	4,436	4,310
Premises and equipment, net	5,629	6,056
Real estate owned	—	—
Bank-owned life insurance	41,303	40,243
Deferred income taxes receivable	7,254	5,075
Prepaid expenses and other assets	1,874	1,978
Total assets	$1,691,897	$1,616,904
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,359,679	$1,288,709
Advances from the Federal Home Loan Bank	15,000	15,000
Securities sold under agreements to repurchase	72,000	72,000
Accounts payable and accrued expenses	24,098	23,933
Current income taxes payable	826	1,414
Advance payments by borrowers for taxes and insurance	3,916	3,708
Total liabilities	1,475,519	1,404,764
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,919,064 and 10,051,377 shares at December 31, 2014 and 2013, respectively	99	101
Additional paid-in capital	75,229	77,340
Unearned ESOP shares	(6,851)	(7,340)
Retained earnings	153,289	145,826
Accumulated other comprehensive loss	(5,388)	(3,787)
Total stockholders’ equity	216,378	212,140
Total liabilities and stockholders’ equity	$1,691,897	$1,616,904

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
Performance Ratios (annualized):	2014	2013

Return on average assets	0.82%	0.88%
Return on average equity	6.30%	6.55%
Net interest margin on average interest earning assets	3.35%	3.38%

	At December	At December
Selected Balance Sheet Data:	31, 2014	31, 2013

Book value per share (1)	$21.81	$21.11
Stockholders’ equity to total assets	12.79%	13.12%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 past due and not accruing (2)	$758	$1,577
Non-performing assets (2)	4,453	6,000
Allowance for loan losses	1,692	1,486
Non-performing assets to total assets	0.26%	0.37%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	38.00%	24.77%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs